Exhibit 99.1

NEWS RELEASE

APACHE APPOINTS DANIEL W. RABUN TO BOARD OF DIRECTORS

HOUSTON, May 14, 2015 – Apache Corporation (NYSE, Nasdaq: APA) today announced the appointment of Daniel W. Rabun to its board of directors.

Rabun, 60, currently serves as the non-executive chairman of Ensco, plc following his retirement as president and chief executive officer of Ensco in June 2014. Rabun held the office of chief executive officer for more than seven years and president for more than eight. Prior to joining Ensco, he was a partner with the law firm Baker & McKenzie from 1986 through 2005. He is a non-executive director of Golar LNG Ltd. and, during 2012, he served as chairman of the International Association of Drilling Contractors.

Rabun holds a Bachelor of Business Administration degree in accounting from the University of Houston and a Juris Doctor from Southern Methodist University. He has been a CPA since 1976 and a member of the Texas Bar since 1983.

“We are pleased to welcome Dan to the Apache board. He brings a deep understanding of the drilling and service side of our business and will be a tremendous asset to the organization,” said John E. Lowe, Apache’s non-executive board chairman.

About Apache

Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom and Australia. Apache posts announcements, operational updates, investor information and all press releases on its website, www.apachecorp.com.

Contacts

Investor:	(281) 302-2286 Gary Clark

Media:	(713) 296-7189 Castlen Kennedy
(713) 296-7276 Rory Sweeney

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